Exhibit 10.7

AGREEMENT RELATING TO

TERMINATION OF MANAGEMENT FEE AGREEMENT

THIS AGREEMENT is dated as of June 1, 2011 (this “Agreement”) and is between Freescale Semiconductor, Inc., a Delaware corporation (the “Company”) and TC Group IV, L.L.C. (the “Advisor”).

RECITALS

WHEREAS, pursuant to a Management Fee Agreement (“Management Fee Agreement”), dated as of December 2, 2006, the Company contracted with the Advisor for the provision of specified services including but not limited to management and advisory services;

WHEREAS, during the course of the Agreement the Advisor has provided significant and specific expertise to the Company in the areas of corporate finance, capital structure, business strategy, investments, acquisitions and divestitures, operations, manufacturing, executive recruitment and other human resource matters, and supply chain;

WHEREAS, pursuant to Section 3(b) of the Management Fee Agreement, the Advisor and the Company have agreed to terminate the Agreement;

WHEREAS, the Advisor and the Company have negotiated a termination payment as contemplated by and in satisfaction of the Company’s obligations under the Management Fee Agreement; and

WHEREAS, the Advisor is no longer obligated to provide future services to the Company.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Management Fee Agreement.

2.	Termination. Effective upon the consummation of the Qualified Public Offering of the Company (the “QPO Closing Date”) and the payment of the Payment (as defined below), the Company and the Advisor hereby terminate the Management Fee Agreement (other than the Company’s obligations pursuant to Sections 3, 4, and 5, and the Company’s obligation to pay any unpaid amounts that have otherwise become due and payable under the Management Fee Agreement, which shall survive such termination pursuant to the terms of the Management Fee Agreement), in consideration for such termination, the Company hereby agrees to pay (or cause one of its subsidiaries to pay) to the Advisor the sum of $10,778,000.00 in cash (the “Payment”) on the QPO Closing Date. The Payment shall be paid by wire transfer in same-day funds to the bank account designated by the Advisor.

3.	Representations and Warranties. Each party hereto represents and warrants that the execution and delivery of this Agreement by such party has been duly authorized by all necessary action of such party.

4.	Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same Agreement.

5.	Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

6.	Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

7.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Alan Campbell
	Name:	Alan Campbell
	Title:	Senior Vice President and Chief Financial Officer

TC GROUP IV, L.L.C.

By:	TC Group, L.L.C., its sole member

By:	TCG Holdings, L.L.C., its managing member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

[TC Group Management Fee Agreement Termination]